Exhibit 99.2

Investor Relations Contact:	Public Relations Contact:
Juniper Networks	Juniper Networks
Michelle Levine	Kathy Durr
Tel: 408-936-2775	Tel: 408-745-5058
mlevine@juniper.net	kdurr@juniper.net

Juniper Networks Completes Acquisition of NetScreen Technologies and Appoints
Frank J. Marshall to the Juniper Networks Board of Directors

Sunnyvale, CA — April 16, 2004 — Juniper Networks, Inc. (Nasdaq: JNPR) today announced that it has completed its acquisition of NetScreen Technologies, Inc. The trading of NetScreen common stock (Nasdaq: NSCN) will be suspended before the opening of the market on April 19, 2004.

Juniper Networks also announced that, under the terms of the transaction requiring the appointment of a designee of NetScreen to the board of directors, Frank J. Marshall has been appointed to the Juniper Networks board of directors as a Class III director with a term expiring in 2005. Mr. Marshall will be replacing Vinod Khosla, who has been a significant contributor to the board of directors since 1996.

“We’re pleased to welcome Frank to the Juniper Networks board,” commented Scott Kriens, Chairman and Chief Executive Officer of Juniper Networks. “Frank brings a wealth of knowledge regarding networking and security solutions and we look forward to his contributions.”

Mr. Marshall joined the board of directors of NetScreen in December 1997 and became chairman of the NetScreen board in November 2002. Mr. Marshall is a private investor in early stage high technology companies. Mr. Marshall serves as a director and advisor for several private companies and is a director for PMC-Sierra, Inc., an internetworking semiconductor solutions company.

“I’m excited to be joining the Juniper Networks board,” said Frank Marshall. “Juniper Networks has shown its ability to execute in a fast changing environment and to diversify throughout the world in multiple market segments.”

About Juniper Networks, Inc.

Juniper Networks transforms the business of networking by creating competitive advantage for our customers with superior networking and security solutions. Juniper Networks is dedicated to customers who derive strategic value from their networks, including global network operators, enterprises, government agencies and research and educational institutions. Juniper Networks’ portfolio of networking and security solutions support the complex scale, security and performance requirements of the world’s most demanding mission critical networks. Additional information can be found at www.juniper.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws including, without limitation, statements regarding the following: the suspension of trading in NetScreen common stock. These forward-looking statements are subject to risks and uncertainties as well as assumptions that could cause the actual results of Juniper Networks to differ materially from those expressed or implied by such forward-looking statements. A detailed discussion of those risks and uncertainties that could cause actual results or events to differ materially from such forward-looking statements is included Juniper Networks’ and NetScreen’s most recent filings with the Securities and Exchange Commission. Juniper Networks undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Juniper Networks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of Juniper Networks, Inc. ERX, ESP, E-series, Internet Processor, J-Protect, JUNOS, JUNOScript, JUNOSe, M5, M7i, M10, M10i, M20, M40, M40e, M160, M320, M-series, NMC-RX, SDX, T320, T640, and T-series are trademarks of Juniper Networks, Inc. NetScreen and the NetScreen logo are trademarks of NetScreen Technologies, Inc. in the United States and other countries.

All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

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